Exhibit 99.1

WellPoint Announces Appointment of Thomas C. Zielinski as Executive Vice President and General Counsel, and Peter Haytaian as Executive Vice President and President of the Government Business Division

INDIANAPOLIS— April 30, 2014 — WellPoint, Inc. (NYSE: WLP) announced today that Thomas C. Zielinski has been named executive vice president and general counsel, effective June 2, 2014. Additionally, Peter Haytaian has been appointed executive vice president and president of the Company’s Government Business Division. He replaces Richard Zoretic who announced he will retire from WellPoint on May 31, 2014.

Zielinski most recently was a partner in the law firm of Morgan Lewis and was retained as interim general counsel for WellPoint since February 2014. He will oversee WellPoint’s legal strategy, legal compliance, litigation, and regulatory and governance matters.

“Tom is deeply knowledgeable in health care, with more than 20 years experience in health care related matters and litigation, serving as a partner in two national law firms, as well as twelve years as the general counsel of Coventry Health Care,” said Joseph R. Swedish, WellPoint’s chief executive officer. “He will be a tremendous asset to our team as our company focuses on transforming health care with trusted and caring solutions.”

Haytaian most recently served as president of the Medicaid business in the Government Business Division of WellPoint, where he was responsible for all Medicaid operations in the 19 states WellPoint serves. As president of WellPoint’s Government Business Division, he will assume responsibility for all operations related to the Company’s Medicaid and Medicare business segments, as well as National Government Services and the Federal Employee Program.

“Pete has been integral in positioning WellPoint as the nation’s leader in serving low-income families and people with disabilities through Medicaid programs. His proven track record, combined with his extensive experience leading Medicaid and Medicare programs at both Amerigroup and Oxford Health Plans, positions him well to lead WellPoint’s Government Business division,” said Swedish. “I welcome Pete to our executive leadership team, would like to thank Dick for his extraordinary contributions and wish him the best in his retirement.”

About WellPoint, Inc.

WellPoint is one of the nation’s leading health benefits companies. We believe that our health connects us all. So we focus on being a valued health partner and delivering quality products and services that give members access to the care they need. With nearly 67 million people served by our affiliated companies including nearly 37 million enrolled in our family of health plans, we can make a real difference to meet the needs of our diverse customers. We’re an independent licensee of the Blue Cross and Blue Shield Association. We serve members as the Blue Cross licensee for California; and as the Blue Cross and Blue Shield licensee for Colorado, Connecticut, Georgia, Indiana, Kentucky, Maine, Missouri (excluding 30 counties in the Kansas City area), Nevada, New Hampshire, New York (as the Blue Cross Blue Shield licensee in 10 New York City metropolitan and surrounding counties and as the Blue Cross or Blue Cross Blue Shield licensee in selected upstate counties only), Ohio, Virginia (excluding the Northern Virginia suburbs of Washington, D.C.), and Wisconsin. In most of these service areas, our plans do business as Anthem Blue Cross, Anthem Blue Cross and Blue Shield, Blue Cross and Blue Shield of Georgia and Empire Blue Cross Blue Shield, or Empire Blue Cross (in the New York service areas). We also serve customers in other states through our Amerigroup and CareMore subsidiaries. To find out more about us, go to wellpoint.com.

Contacts:

Investor Relations	Media
Doug Simpson, 212- 476-1473	Kristin Binns, 917-697-7802; Jill Becher, 414-234-1573